Exhibit 99.1

GEON EXPECTS TO MEET SECOND-QUARTER EARNINGS ESTIMATES

Cleveland, Ohio – July 10, 2000 – The Geon Company (NYSE: GON) announced today that it expects operating earnings for the second quarter ended June 30, 2000, to be in line with analysts’ estimates. Quarterly estimates from First Call/Thomson Financial range from 70 to 79 cents per share. Last year the Company reported second-quarter earnings of 55 cents per share on a comparable basis.

Operating earnings exclude previously disclosed unusual items including charges for the engineered films plant closure as well as termination of a director pension plan and costs related to the Company’s pursuit of public debt financing.

Geon is due to report its second-quarter results on July 26. Details of the Company’s performance will be made available during Geon’s analyst conference call, scheduled for 1 p.m. that day. The conference call will be webcast on www.geon.com.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, England, Australia, Singapore and Colombia. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.

Private Securities Litigation Reform Act of 1995

This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (2) unanticipated changes in world, regional or U.S. PVC consumption growth rates affecting the Company’s markets; (3) unanticipated costs or difficulties in the operation of the joint venture entities; (4) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs; (5) unanticipated costs or difficulties and delays related to completion of proposed transactions or the operation of joint venture entities; (6) lack of day-to-day operating control, including procurement of raw material feedstock, of the resin partnership; and (7) lack of direct control over the reliability of delivery and quality of the primary raw materials (PVC and VCM) utilized in the Company’s products.